Exhibit 4.30

ANNEX 1

to Second Restated Credit Agreement

DEFINITIONS ANNEX

This is the Definitions Annex referred to in the Senior Loan Documents and the Second Priority Debt Documents.  Each capitalized term used herein shall have the meaning assigned to it below or, if not defined herein, the meaning assigned to it in the applicable Senior Loan Document or Second Priority Debt Document.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

References to any agreement are to such agreement as amended, modified or supplemented from time to time in accordance with the terms thereof and of each Senior Loan Document and Second Priority Debt Document containing restrictions or imposing conditions on the amendment, modification or supplementing of such agreement.

“2017 7.5% Notes” means the 7.5% Senior Secured Notes of the Borrower due 2017 issued pursuant to the 2017 7.5% Note Indenture.

“2017 7.5% Note Indenture” means the Indenture dated as of February 21, 2007, among Rite Aid, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee, relating to the 2017 7.5% Notes.

“4.75% Convertible Notes” means the 4.75% Convertible Notes of the Borrower due 2006 issued pursuant to the 4.7 5% Note Indenture and any Registered Equivalent Notes issued on exchange thereof.

“4.75% Note Indenture” means the Indenture dated as of November 19, 2001, between Rite Aid and BNY Midwest Trust Company, as trustee, relating to the 4.75% Convertible Notes.

“7.5% Notes” means the 7.5% Senior Secured Notes of the Borrower due 2015 issued pursuant to the 7.5% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“7.5% Note Indenture” means the Indenture dated as of January 11, 2005, among Rite Aid, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, relating to the 7.5% Notes.

“8.125% Notes” means the 8.125% Senior Secured Notes of the Borrower due 2010 issued pursuant to the 8.125% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“8.125% Note Indenture” means the Indenture dated as of April 22, 2003, among Rite Aid, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, relating to the 8.125% Notes.

“8.625% Notes” means the 8.625% Senior Notes of the Borrower due 2015 issued pursuant to the 8.625% Note Indenture.

“8.625% Note Indenture” means the Indenture dated February 21, 2007, among Rite Aid, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee, relating to the 8.625% Notes.

“9.25% Notes” means the 9.25% Senior Notes of the Borrower due 2013 issued pursuant to the 9.25% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“9.25% Note Indenture” means the Indenture dated as of May 20, 2003, between Rite Aid and BNY Midwest Trust Company, as Trustee, relating to the 9.25% Notes.

“9.5% Note Indenture” means the Indenture dated as of February 12, 2003, among Rite Aid, the Subsidiary Guarantors named therein and BNY Midwest Trust Company, as trustee, relating to the 9.5% Notes.

“9.5% Notes” means the 9.5% Senior Secured Notes of Rite Aid due 2011 issued pursuant to the 9.5% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“12.5% Note Indenture” means the Indenture dated as of June 27, 2001, among Rite Aid, the Subsidiary Guarantors and U.S. Bank and Trust, as trustee, relating to the 12.5% Notes.

“12.5% Notes” means the 12.5% Senior Secured Notes due 2006 of Rite Aid issued on the Effective Date pursuant to the 12.5% Note Indenture.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Asset Sale” means any sale, lease, assignment, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset (whether now owned or hereafter acquired, whether in one transaction or a series of transactions and whether by way of merger or otherwise) of the Borrower or any Subsidiary (including of any Equity Interest in a Subsidiary).

“Attributable Debt” means, as to any particular Capital Lease or Sale and Leaseback Transaction under which the Borrower or any Subsidiary is at the time liable, as of any date as of which the amount thereof is to be determined (a) in the case of a transaction involving a Capital Lease, the amount as of such date of Capital Lease Obligations with respect thereto and (b) in the case of a Sale and Leaseback Transaction not involving a Capital Lease, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate per annum that would be applicable to a Capital Lease of the Borrower having similar payment terms.  The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges, whether or not characterized as rent.  Any determination of any rate implicit in the terms of a Capital Lease or a lease in a Sale and Leaseback Transaction not involving a Capital Lease made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Bankruptcy Proceeding” means any proceeding under Title 11 of the U.S. Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Basket Asset Sale” means any sale, transfer or disposition (including a Sale and Leaseback Transaction not involving any Mortgaged Property) of office locations, Stores or other personal or real property (including any improvements thereon), whether or not constituting Mortgaged Property, or leasehold interest therein for fair value in the ordinary course of business consistent with past practice and not inconsistent with the business plan delivered to the Senior Lenders prior to the Original Restatement Effective Date; provided, however, that (a) the aggregate consideration received therefor (including the fair market value of any non-cash consideration) shall not exceed $200,000,000 in any fiscal year of Rite Aid (calculated without regard to Sale and Leaseback Transactions permitted by Section 6.01(ix), (xiv) and (xv) of the Senior Credit Agreement) and (b) except with respect to any net consideration received from any sale, transfer or disposition to a third Person of Stores, leases and prescription files closed at substantially the same time as, and entered into as part of a single related transaction with, the purchase or other acquisition from such third Person of Stores, leases and prescription files of a substantially equivalent value, at least 75% of such consideration shall consist of cash.

“Borrower” means Rite Aid.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Casualty/Condemnation” means any event that gives rise to Casualty/ Condemnation Proceeds.

“Casualty/Condemnation Proceeds” means

(a)           any insurance proceeds under any insurance policies or otherwise with respect to any casualty or other insured damage to any properties or assets of the Borrower or the Subsidiaries; and

(b)           any proceeds received by the Borrower or any Subsidiary in connection with any action or proceeding for the taking of any properties or assets of the Borrower or the Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding;

minus, in each case (i) any fees, commissions and expenses (including the costs of adjustment and condemnation proceedings) and other costs paid or incurred by the Borrower or any Subsidiary in connection therewith, (ii) the amount of income taxes reasonably estimated to be payable as a result of any gain recognized in connection with the receipt of such payment or proceeds and (iii) the amount of any Indebtedness (or Attributable Debt), other than the Senior Obligations, together with premium or penalty, if any, and interest thereon (or comparable obligations in respect of Attributable Debt), that is secured by a Lien on (or if Attributable Debt, the lease of) the properties or assets in question and that has priority over both the Senior Lien and the Second Priority Lien, that is required to be repaid as a result of the receipt by the Borrower or a Subsidiary of such payments or proceeds; provided, however, that no such proceeds shall constitute Casualty/Condemnation Proceeds to the extent that such proceeds are (A) reinvested in other like fixed or capital assets within 270 days of the Casualty/Condemnation that gave rise to such proceeds or (B) committed to be reinvested in other like fixed or capital assets within 270 days of such Casualty/Condemnation, with diligent pursuit of such reinvestment, and reinvested in such assets within 365 days of such Casualty/Condemnation.

“Citibank” means Citibank, N.A.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Collateral Trust and Intercreditor Agreement” means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agent and each other Representative.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Facility” means the Senior Credit Agreement and any Second Priority Debt Facility, or any combination thereof (as the context requires).

“Default Rate” means a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the sum of (a) the rate of interest publicly announced by Citibank in New York, New York, from time to time as its “base rate” plus (b) 2.00%.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means June 27, 2001.

“Effective Date Indentures” mean, collectively, (a) the Indenture dated as of December 21, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee and (b) the Indenture dated as of August 1, 1993, between Rite Aid and Morgan Guaranty Trust Company of New York, as trustee.

“First Restatement Effective Date” means November 8, 2006.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indentures” mean, collectively, the Effective Date Indentures and the Restatement Date Indentures.

“Instructing Group” means, until the Senior Obligation Payment Date, the Required Lenders and, thereafter, the Second Priority Instructing Group.

“Intercompany Inventory Purchase Agreement” means the Intercompany Inventory Purchase Agreement dated as of June 12, 2000 (as amended), among the Borrower, Rite Aid Hdqtrs. Corp., the Distribution Subsidiaries named therein and the Operating Subsidiaries named therein.

“Interim Collateral” means “Collateral”, as defined in any Interim Collateral Document.

“Interim Collateral and Guarantee Agreement” means the Interim Collateral and Guarantee Agreement dated as of June 4, 2007, among Holdings and its subsidiaries (including subsidiaries that become parties thereto after the Second Restatement Effective Date) and the Senior Collateral Agent.

“Interim Collateral Documents” means the Interim Collateral and Guarantee Agreement, the Interim Subsidiary Loan Party Guarantee Agreement and each of the security agreements and other instruments and documents executed and delivered by the Subsidiary Loan Parties, Holdings or any of their subsidiaries, as applicable, pursuant to any of the foregoing or pursuant to the Senior Credit Agreement or for purposes of providing collateral security or credit support for any Interim Obligation.

“Interim Obligations” means (a) the aggregate principal amount of the Tranche 2 Term Loans outstanding as a result of the borrowings made on the Second Restatement Effective Date, (b) all interest on such outstanding Tranche 2 Term Loans (including, without limitation any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, any Subsidiary Loan Party, Holdings or any of its subsidiaries, whether or not allowed or allowable as a claim in such proceeding), (c) all other amounts payable by the Borrower or any Subsidiary under the Senior Loan Documents in respect of such Tranche 2 Term Loans and (d) all increases, renewals, extensions and Refinancings of the foregoing.

“Interim Secured Parties” means the Tranche 2 Lenders and the beneficiaries of each indemnification obligation undertaken by Rite Aid, any other Loan Party or Holdings or any of its subsidiaries under any Senior Loan Document in respect of the Tranche 2 Term Loans, and the successors and permitted assigns of each of the foregoing.

“Interim Subsidiary Loan Party Guarantee Agreement” means the Interim Subsidiary Loan Party Guarantee Agreement dated as of June 4, 2007, among the Subsidiary Loan Parties and the Senior Collateral Agent for the benefit of the Interim Secured Parties.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Majority Senior Parties” means the Required Lenders (as defined in the Senior Credit Agreement), or with respect to any waiver, amendment or request, Senior Lenders having such amount of unused Commitments, Revolving Exposures and outstanding Term Loans as may be required under the Senior Credit Agreement to approve the same.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its business of rating debt securities.

“Net Cash Proceeds” means:

(a)                                with respect to any Asset Sale, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Asset Sale (including, when received, any cash proceeds received in respect of any noncash proceeds of any Asset Sale), less the sum of

(i)            reasonable costs and expenses paid or incurred in connection with such transaction, including, without limitation, any underwriting brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses (including title and recording expenses, associated therewith), payments of unassumed liabilities relating to the assets sold and any severance and termination costs;

(ii)           the amount of any Indebtedness (or Attributable Debt), together with premium or penalty, if any, and accrued interest thereon (or comparable obligations in respect of Attributable Debt) secured by a Lien on (or if Attributable Debt, the lease of) any asset disposed of in such Asset Sale and discharged from the proceeds thereof, but only to the extent such Lien has priority over the Senior Lien and the Second Priority Lien;

(iii)          any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale; and

(iv)          the portion of such cash proceeds which the Borrower determines in good faith and reasonably should be reserved for post-closing adjustments, including, without limitation, indemnification payments and purchase price adjustments, provided, that on the date that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of the Subsidiary Loan Parties shall constitute Net Cash Proceeds on such date;

(b)                               with respect to the proceeds received by the Borrower or a Subsidiary from or in respect of an issuance in the public or private capital markets of long-term debt securities, of equity securities or of equity-linked (e.g., trust preferred) securities, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such issuance, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such issuance;

(c)           with respect to any Securitization, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiary from or in respect of such Securitization, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such Securitization; and

(d)           with respect to a Casualty/Condemnation, the amount of Casualty/Condemnation Proceeds.

“Obligors” means Rite Aid, the Subsidiary Guarantors, the Subsidiary Loan Parties and any other Person who is liable for any of the Secured Obligations.

“Original Restatement Effective Date” means September 30, 2005.

“Permitted Disposition” means any of the following, other than sales of Securitization Assets in a Securitization:

(a)           dispositions of inventory at retail, cash, cash equivalents and other cash management investments and obsolete, unused, uneconomic or unnecessary equipment or inventory, in each case in the ordinary course of business;

(b)           a disposition to a Subsidiary Loan Party, provided that if the property subject to such disposition constitutes Collateral immediately before giving effect to such disposition, such property continues to constitute Collateral subject to the Senior Lien and the Second Priority Lien;

(c)           a sale or discount, in each case without recourse and in the ordinary course of business, of overdue Accounts (as defined in the Senior Credit Agreement) arising in the ordinary course of business, but only to the extent such Accounts are no longer Eligible Accounts Receivable (as defined in the Senior Credit Agreement) and such sale or discount is in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(d)           Basket Asset Sales; and

(e)           sales of Accounts Receivable (as defined in the Senior Subsidiary Security Agreement) relating to worker’s compensation claims to collection agencies pursuant to the Borrower’s customary cash management procedures.

“Permitted Investments” means any investment by any Person in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (b) commercial paper rated at least A-1 by S&P and P-1 by Moody’s, (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, provided in each case that such investment matures within one year from the date of acquisition thereof by such Person or (e) money market mutual funds at least 80% the assets of which are held in investments referred to in clauses (a) through (d) above (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

“Reduction” means, when applied to any Debt Facility, (a) the permanent repayment of outstanding loans (or obligations in respect of Attributable Debt) under such Debt Facility, (b) the permanent reduction of outstanding lending commitments under such Debt Facility or (c) the permanent cash collateralization of outstanding letters of credit under such facility (together with the termination of any lending commitments utilized by such letters of credit).

“Refinance” means, with respect to any issuance of Indebtedness, to replace, renew, extend, refinance, repay, refund, repurchase, redeem, defease or retire, or to issue Indebtedness in exchange or as a replacement therefor.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Collateral Agent and the Second Priority Representatives.

“Restatement Date Indentures” mean, collectively, (a) the 7.5% Note Indenture, (b) the 2017 7.5% Note Indenture, (c) the 8.125% Note Indenture, (d) the 8.625% Note Indenture and (e) the 9.25% Note Indenture.

“Rite Aid” means Rite Aid Corporation, a Delaware corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any office building (including its headquarters), distribution center, manufacturing plant, warehouse, Store, equipment or other property, real or personal, now or hereafter owned by the Borrower or a Subsidiary with the intention that the Borrower or any Subsidiary rent or lease the property sold or transferred (or other property of the buyer or transferee substantially similar thereto).

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means all the “Second Priority Collateral” as defined in any Second Priority Collateral Document.

“Second Priority Collateral Documents” means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement.

“Second Priority Collateral Trustee” means Wilmington Trust Company, in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

“Second Priority Debt” means any Indebtedness (including the 8.125% Notes, the 7.5% Notes and the 2017 7.5% Notes) incurred by Rite Aid and Guaranteed by the Subsidiary Guarantors on or after the Effective Date pursuant to the Second Priority Subsidiary Guarantee Agreement (i) which is secured by the Second Priority Collateral on a pari passu basis (other than as provided by the terms of the applicable Second Priority Debt Documents) with the other Second Priority Debt Obligations and (ii) if issued on or after the Original Restatement Effective Date, matures the date that is three months after the Tranche 2 Term Maturity Date; provided, however, that (A) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Loan Document and each Second Priority Debt Document and (B) the Representative for the holders of such Second Priority Debt shall have become party to the Collateral Trust and Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 10.12 thereof.  Second Priority Debt shall include any Registered Equivalent Notes issued in exchange thereof.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures and other operative agreements or instruments evidencing or governing such Debt, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means the indenture or other governing agreement or instrument with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including without limitation, any interest which accrues after the commencement of any Bankruptcy Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Second

Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means with respect to any series, issue or class of Second Priority Debt, the holders of such Debt, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by Rite Aid or any Obligor under any related Second Priority Debt Documents, but shall not include the Loan Parties or any Controlled Affiliates thereof (unless such Loan Party or Controlled Affiliate is a holder of such Debt, a trustee or agent therefore or beneficiary of such an indemnification obligation named as such in a Second Priority Debt Document).

“Second Priority Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003 among Rite Aid, the Subsidiary Guarantors and the Second Priority Collateral Trustee.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means, in respect of a Second Priority Debt Facility, the trustee, administrative agent, security agent or similar agent under each Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

“Second Priority Subsidiary Guarantee Agreement” means the Amended and Restated Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Original Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Second Priority Subsidiary Security Agreement” means the Amended and Restated Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Original Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Second Restatement Effective Date” means the date on which the Senior Credit Agreement becomes effective pursuant to its terms.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Collateral” means all the “Collateral” as defined in any Senior Collateral Document.

“Senior Collateral Agent” means Citicorp North America, Inc., in its capacity as the senior collateral processing agent under the Senior Collateral Documents and the Interim Collateral Documents, as the case may be, and its successors.

“Senior Collateral Disposition” means (a) any sale, transfer or other disposition of Senior Collateral (including any property or assets that would constitute Senior Collateral but for the release of the Senior Lien with respect thereto in connection with such sale, transfer or other disposition), other than a Permitted Disposition or (b) a Casualty/Condemnation with respect to Senior Collateral.

“Senior Collateral Documents” means the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Agreement or for purposes of providing collateral security or credit support for any Senior Obligation or obligation under the Senior Subsidiary Guarantee Agreement.

“Senior Credit Agreement” means the Amended and Restated Senior Credit Agreement, dated as of June 27, 2001, as amended and restated as of June 4, 2007 and as may be further amended, restated or otherwise modified from time to time, among Rite Aid, the Senior Lenders, the Tranche 2 Lenders, Citicorp North America, Inc., as administrative agent and as Senior Collateral Agent and Bank of America, N.A., as syndication agent for the Senior Lenders and the Tranche 2 Lenders.

“Senior Hedging Agreement” means any Hedging Agreement entered into with Rite Aid or any Subsidiary, if the applicable counterparty was a Senior Lender, a Tranche 2 Lender or an Affiliate thereof (a) on the Original Restatement Effective Date, in the case of any Hedging Agreement entered into prior to the Original Restatement Effective Date or (b) at the time the Hedging Agreement was entered into, in the case of any Hedging Agreement entered into on or after the Original Restatement Effective Date.

“Senior Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after the Original Restatement Effective Date) and the Senior Collateral Agent.

“Senior Lender” means a “Lender” as defined in the Senior Credit Agreement; provided that, prior to the Borrowing Base Date, the term Senior Lender shall not include any such “Lender” in its capacity as a Tranche 2 Lender.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Loan Documents” means the Senior Credit Agreement, the Notes referred to in the Senior Credit Agreement, each Senior Hedging Agreement, the Senior Collateral Documents and, prior to the Borrowing Base Date, the Interim Collateral Documents.

“Senior Obligation Payment Date” means the date on which (a) the Senior Obligations have been paid in full, (b) all lending commitments under the Senior Credit Agreement have been terminated and (c) there are no outstanding letters of credit issued under the Senior Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

“Senior Obligations” means (a) the principal of each loan made under the Senior Credit Agreement, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Agreement, (c) all monetary obligations of the Borrower or any Subsidiary under each Senior Hedging Agreement entered into (i) prior to the Original Restatement Effective Date with any counterparty that was a Senior Lender (or an Affiliate thereof) on the Original Restatement Effective Date or (ii) on or after the Original Restatement Effective Date with any counterparty that was a Senior Lender (or an Affiliate thereof) at the time such Senior Hedging Agreement was entered into, (d) all interest on the loans, letter of credit reimbursement, fees and other obligations under the Senior Credit Agreement or such Senior Hedging Agreements (including, without limitation any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, any Subsidiary Loan Party, Holdings or any of its subsidiaries, whether or not allowed or allowable as a claim in such proceeding), (e) all other amounts payable by the Borrower or any Subsidiary under the Senior Loan Documents and (f) all increases, renewals, extensions and Refinancings of the foregoing; provided that, prior to the Borrowing Base Date, the term Senior Obligations shall not include any amount included in the definition of the term Interim Obligations.

“Senior Secured Parties” means each party to the Senior Credit Agreement other than any Loan Party, each counterparty to a Senior Hedging Agreement, the beneficiaries of each indemnification obligation undertaken by Rite Aid or any other Loan Party under any Senior Loan Document, and the successors and permitted assigns of each of the foregoing; provided that, prior to the Borrowing Base Date, the term Senior Secured Parties shall not include any Interim Secured Parties.

“Senior Subsidiary Guarantee Agreement” means the Amended and Restated Senior Subsidiary Guarantee Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Original Restatement Effective Date) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Subsidiary Security Agreement” means the Amended and Restated Senior Subsidiary Security Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Original Restatement Effective Date) in favor of the Senior Collateral Agent for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is party to any Second Priority Collateral Document.

“Subsidiary Loan Party” means each Subsidiary set forth on Schedule 1.01 to the Senior Credit Agreement and any wholly-owned Domestic Subsidiary, including any Securitization Vehicle that is a Domestic Subsidiary, that owns any assets consisting of inventory, accounts receivable, intellectual property, or script lists; provided that (a) no Subsidiary that engages solely in the Borrower’s pharmacy benefits management business shall be deemed a Subsidiary Loan Party and (b) Holdings and its subsidiaries shall not be Subsidiary Loan Parties prior to the Borrowing Base Date.

“Triggering Event” shall have the meaning assigned to such term in the Collateral Trust and Intercreditor Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.